SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


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                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) October 15, 1997
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                       BIOJECT MEDICAL TECHNOLOGIES INC.
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               (Exact Name of Registrant as Specified in Charter)


                                     Oregon
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                 (State or Other Jurisdiction of Incorporation)



          0-15360                              93-1099680
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  (Commission File Number)         (IRS Employer Identification No.)


      7620 SW Bridgeport Road
         Portland, Oregon                          97224
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(Address of Principal Executive Offices)         (Zip Code)


Registrant's telephone number, including area code  (503) 639-7221
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                                     N/A
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         (Former Name or Former Address, if Changed Since Last Report)



Item 5.  Other Events

On September 30, 1997, the Company executed a binding letter agreement with Elan Corporation, plc ("Elan plc") and Elan International Services, Ltd. ("Elan"), a wholly-owned subsidiary of Elan plc, covering various investments in the Company by Elan, the formation of the Company's new subsidiary, Bioject JV Subsidiary Inc. ("JV Sub"), and a license (the "License") by
Elan plc to JV Sub of certain patents and know-how (the "Technology") related to systems for the continuous monitoring of glucose levels in persons with diabetes. The parties anticipate that an ambulatory monitoring system will be developed under the License. The system is expected to include a patch-like sensor coupled with a wrist watch-type monitoring device to measure glucose levels. Human clinical trials of the system are presently expected to begin in early 1998. The final documentation for the License and related transactions described below was executed on October 15, 1997. Elan plc is a worldwide drug delivery and biopharmaceutical company with its principal research and manufacturing facilities in Ireland, the United States and Israel. Elan plc's shares trade on the New York, London and Dublin Stock Exchanges.

JV Sub is owned 80.1 percent by the Company and 19.9 percent by Elan. Elan has invested approximately $3 million in JV Sub's
Common Stock and the Company has invested $12.015 million in JV
Sub's Common Stock.

Elan loaned the Company the funds the Company has invested in JV Sub. The loan is evidenced by a promissory note issued by the Company (the "Note"). The Note bears interest from and after October 15, 1997 at the rate of 9% until December 31, 1997 and 12% thereafter.

The Company will be calling a special meeting of its shareholders to approve (i) the exchange of the Note for the Company's convertible preferred stock, (ii) the issuance of convertible preferred stock to fund future financing obligations of JV
Sub and (iii) the issuance of a warrant to the Company's agent in connection with the transactions with Elan (the "Proposal").

If the Proposal is approved, the Note will be canceled and exchanged for the Company's Series A Convertible Preferred Stock and Series B
Convertible Preferred Stock.   Of the total outstanding principal
and accrued interest on the Note at the date of exchange, $10 million plus accrued interest on the Note will be exchanged for Series A Convertible Preferred Stock at $15.00 per share. The Series A Convertible Preferred Stock will accrue dividends at the rate of 9% per annum (compounded semi-annually). The remaining $2.015 million outstanding under the Note will be exchanged for Series B Convertible Preferred Stock at $15.00 per share, which will not accrue dividends. Each share of the Series A and Series B Convertible Preferred Stock is convertible into 10 shares of the Company's Common Stock, subject to adjustment.
At the end of seven years the orginal issuance price and accrued and unpaid dividends of any Series A and Series B Convertible Preferred Stock not previously converted or redeemed will convert automatically to common stock at a conversion price equal to the lesser of $1.50 per share or 80% of the then market price.

Elan plc has agreed to conduct at its expense certain research and development efforts related to the Technology until the first to occur of (i) commencement of human trials,
(ii) April 1, 1998 or (iii) the devotion by Elan plc to such further research and development efforts of aggregate Elan plc resources equal to $2.5 million. Following the completion of such research efforts at Elan plc, the responsibility for funding the project shifts to JV
Sub. Elan plc has agreed to make itself available to conduct other development and commercialization efforts as may be describe for it in one or more development plans to be agreed in good faith by JV Sub and Elan plc. JV Sub will be required to pay Elan plc for such further work, but if the Proposal is approved by the Company's shareholders, JV Sub would be receive a discounted price for such further work by Elan plc.

JV Sub intends to obtain up to $5 million of the funds required for the further development and commercialization of the
Technology in the form of the further investment in JV Sub equity of approximately $4 million by the Company and approximately $1
million by Elan.   The Company and Elan have indicated their
intention to make these further investments in JV Sub, provided that JV Sub's Board of Directors determines that such funds are required for development of the Technology pursuant to a
development plan which has been approved by Elan.   Each of the Company
and Elan have reserved the right to withhold its share of the additional funding, but each has agreed not to do so unreasonably. Elan will in any event not be obligated to fund any amount in excess of 25% of the amount of such additional investments by the Company, nor to make any further investments following the expiration of 30 months after the earlier of (i)
February 1, 1998 and (ii) the date of the Company's shareholders approve the Proposal.

Provided that the Company's shareholders approve the Proposal, the Company intends to obtain approximately $4 million necessary for its further investment in JV Sub equity by the sale to Elan of convertible preferred stock in that amount. The agreement by EIS to purchase such Series C Preferred Stock will expire 30 months after the date the Company's shareholders approve the Proposal.

The Company and JV Sub anticipate that significant levels of funding will be required to develop the Technology in addition to
the funding that is described above.   The additional funding
will be raised through the future issuances of debt or equity by either or both of the Company and JV Sub.

Subject to certain conditions, Elan has also agreed to loan JV Sub further funds to support the research, development and commercialization of the Technology after JV Sub has expended a specified amount on research and development and provided that JV Sub is not readily able to obtain such funds from other sources. Such funding would constitute senior indebtedness of JV Sub.


Under the License, Elan plc has granted JV Sub an exclusive license to the Technology in North America for use in glucose monitoring. If the Company's shareholders approve the Proposal, this will become an exclusive worldwide license for such use.
The continued exclusivity of JV Sub's License is contingent, on a country-by-country basis, on JV Sub's refraining from commercializing products which would compete with the products covered by the licensed Elan plc Technology. Further, the License itself is contingent, on a country-by-country basis, on JV Sub's diligently seeking and obtaining regulatory marketing approval for licensed products and on JV Sub's timely commercial launch of the licensed products in countries where such approval has been obtained.

The Company believes that the License is likely to run for most of the useful life of the products that may be commercialized under it. In the event that a significant percentage of JV Sub's equity is acquired by any one of a number of specified companies identified as actual or potential competitors of Elan plc, or any other entity to which Elan plc does not consent
(which consent shall not be unreasonably withheld), the license agreement may be immediately terminated at the option of Elan plc.

JV Sub has paid Elan plc an initial royalty under the License equal to $15 million.  In addition, JV Sub is required under the
License to pay Elan plc substantial further royalties in stated
amounts as certain milestones are achieved, including
commencement and completion of certain product trials, the filing of applications for regulatory marketing approval, and the grant of such approval.  If the Company's shareholders approve the
Proposal described herein, thereby extending the territory of the
License to be worldwide, the royalty payment called for upon the grant of US marketing approval will be split into two payments, one to be paid upon the grant of such US marketing approval and the other to be paid upon the grant of marketing approval in any other of certain
major nations listed.   Additionally, JV Sub will be required under the
License to pay Elan plc a continuing royalty equal to a percentage of the net revenues from sublicenses of the Technology or from the sale by JV Sub or its sublicensees of products covered by the licensed patents or that incorporate or apply the licensed know-how. The percentage royalty will increase in stages as the aggregate net revenues in a given fiscal year exceed stated levels. These stated levels will be greater if the Company's shareholders approve the Proposal, reflecting the larger potential market for such products under the License once its territory has been expanded to be worldwide.

Elan has invested $3 million in the Company in exchange for 2,727,273 shares of the Company's Common Stock and a five-year warrant to purchase an additional 1,750,000 shares of Common Stock at $2.50 per share. The Company has agreed that it will use its best efforts to cause a nominee of Elan to be elected to its Board of Directors for as long as Elan owns at least a 5 percent equity position in the Company (this level will increase to 10% in seven years). The Company's Board of Directors added Michael Sember, Elan's Vice President of Planning, Investment and Development, as a director effective October 16, 1997, the day following the closing of the transactions contemplated by the letter agreement.

Elan has agreed that for a period of three years it will not (i) purchase shares or assets of the Company from third parties (ii) participate in a tender or exchange offer, merger or other business acquisition involving the Company, (iii) participate in any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, (iv) solicit proxies or consents to vote any voting securities or the Company, (v) attempt to influence management or control of the Company or (vi) change the composition of the Company's Board of Directors; provided that such agreement will not apply if a tender offer or a proxy solicitation with respect to an acquisition proposal is made by a party which has been invited in writing by the Company or is unaffiliated with Elan.

Elan has also agreed to fund $500,000 of development expenses for the development of pre-filled medication applications for the Company's needle-free injection technology. The funding will commence in the first quarter of fiscal 1998, upon written request from the Company, in the form of grants to the Company in four equal, quarterly (in arrears) payments of $125,000.

For its services in connection with the transactions described above and the introduction of the Company to Elan, Raphael LLC, a management consulting company, will receive a cash payment in the amount of $150,000 and, subject to shareholder approval requested in the Proposal, a five-year warrant to purchase 100,000 shares of the Company's Common Stock at an exercise price of $0.85 per share. If shareholder approval is not received, Raphael LLC will receive an additional cash payment in an amount to be negotiated in lieu of the warrant. For the period ended September 30, 1997, the Company has taken a charge to expense for the amount of the $15 million licensing fee, of which $12.015 million is reportable against the Company's consolidated results of operations. The difference between the aggregate amount of the licensing fee and the reportable net amount by the Company represents the portion of the fee allocable to the minority interest in JV Sub.


Item 7.  Exhibits

10.40   License Agreement between Elan Corporation, plc and
        Bioject JV Subsidiary Inc. dated October 15, 1997. Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to an Application for Confidential Treatment filed with the Commission under Rule 24b-2(b) under the Securities Exchange Act of 1934, as amended.

10.41*  Securities Purchase Agreement between Elan
        International Services, Ltd. and Bioject Medical Technologies Inc. dated October 15, 1997.

10.42*  Bioject Medical Technologies Inc. Registration Rights
        Agreement between Elan International Services, Ltd. and
        Bioject Medical Technologies Inc. dated October 15, 1997.

10.43* Series K Warrant to Purchase Shares of Common Stock dated October 15, 1997.

10.44   Promissory Note dated October 15, 1997 in favor of
        Elan International Services, Ltd.

10.45   Newco Subscription and Stockholders Agreement between
        Elan International Services, Ltd., Bioject Medical Technologies Inc. and Bioject JV Subsidiary Inc. dated October 15, 1997. Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to an Application for Confidential Treatment filed with the Commission under Rule 24b-2(b) under the Securities Exchange Act of 1934, as amended.

10.46 Bioject JV Subsidiary Inc. Registration Rights Agreement between Elan International Services, Ltd. and Bioject JV
       Subsidiary Inc. dated October 15, 1997.

* Previously filed with the Company's Form 8-K filed on October 31, 1997.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  BIOJECT MEDICAL TECHNOLOGIES INC.



Date:   November 3, 1997          By /s/ Peggy J. Miller
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                                    Peggy J. Miller
                                    Vice President, Chief Financial
                                    Officer, Secretary/Treasurer